Exhibit 23.1

Seale & Beers, LLC

Certified Public Accountants

April 15, 2011

Board of Directors

instaCare Corp.

Westlake Village, CA

Dear Sirs:

We hereby consent to the incorporation by reference in instaCare Corp.’s (Registrant File No. 000-33187) Registration Statement on Form S-8 of our audit report dated April 15, 2011, relating to the Consolidated Financial Statements as at December 31, 2010.

/s/ Seale & Beers, LLC